SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) September 20, 2001
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                           GENERAL MOTORS CORPORATION
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             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
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(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
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  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
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ITEM 5. OTHER EVENTS

      On September 20, 2001, General Motors Corporation (GM) issued a news release announcing that GM, Daewoo Motor Company and Creditors reached a preliminary agreement. The release is as follows:


       GM, DAEWOO MOTOR COMPANY AND CREDITORS REACH PRELIMINARY AGREEMENT

                          Sign MOU to Form New Company


   SEOUL -- General Motors Corporation, Daewoo Motor Company, and the Korea Development Bank, acting on behalf of the Daewoo Motor Creditors Committee (creditors), today signed a non-binding memorandum of understanding outlining the terms and conditions, timetable and steps required for the formation of a new company to be owned jointly by GM and certain of its alliance partners.

   The new company would have annual revenues of about $5 billion and own and operate selected domestic and foreign assets and businesses of the Daewoo Automotive business. This transaction will result in the establishment of a well-capitalized company with strong financial flexibility. Both partners are committed to ensuring that this company is transformed into a viable and competitive automotive enterprise. This transaction allows the creditors to participate in the success of the company while also enabling GM to achieve its strategic objectives of gaining access to the Korean market and a strong portfolio of highly cost competitive vehicle platforms, in support of global strategic initiatives.

   With the signing of the MOU, General Motors will immediately begin final due diligence. Both sides anticipate that a binding set of agreements will be signed before year-end.

   In addition, a General Motors transition team is on the ground in Korea and will immediately begin to work with current Daewoo management on the development of an orderly transition plan to continue to stabilize the company, ensure its long-term financial viability, honor commitments to existing customers, ensure the continued supply of vehicles, parts and servicing, strengthen the Daewoo brand name and enhance Daewoo Motor's global reputation for offering customers superior value.

   The basic framework for this agreement includes the following:

   - The new company will be capitalized through cash contributions of $400 million from GM and its alliance partners and $197 million from the creditors for ownership stakes equaling 67 percent and 33 percent respectively.

   - General Motors Corporation, which will be the largest shareholder by a significant amount, will own less than 50 percent of the new company. One or more of GM's alliance partners will participate in this investment, bringing the GM/alliance partner position to 67 percent.

   - The new company will be managed by GM and its alliance partners working with the existing DWMC management team.

   - In return for the creditors contributing selected Daewoo automotive businesses and assets to the new company, the new company will issue to the creditors a long-term redeemable preferred equity with a face value of $1.2 billion and an average annual coupon rate of 3.5 percent.




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   -  The new company will also assume approximately $320 million of debt comprising existing borrowings at the overseas subsidiaries.

   - The new company will assume certain normal operating liabilities (severance, warranty, and supplier obligations) capped at $510 million. In addition, the new company will also assume inventories guaranteed to have a value of $980 million.

   - Long-term committed working capital facilities of $2.0 billion will be provided to the new company by the Korean creditors.

   - At the outset, the new company would include the Changwon and Kunsan domestic manufacturing plants. The Bupyong facility would remain open and continue to supply the new company with vehicles, engines, transmissions and components. The agreement includes a provision that allows for the potential future acquisition and integration of the Bupyong plant into the new company should it be appropriate.

   - The new company would also include 22 current overseas sales subsidiaries of Daewoo Motor along with manufacturing facilities in Egypt and Vietnam.

   - For those overseas manufacturing facilities of Daewoo Motor that are not being acquired by the new company, several will continue to be supplied parts, components and technical assistance from the new company for a period of time.

   General Motors, Daewoo Motor Company and the Daewoo Motor Corporation Creditors Council began formal negotiations in May following more than six months of evaluation and business plan development. Both sides have agreed to keep the content of their discussions confidential during this final negotiation process.

                                    # # # # #



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    September 21, 2001
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                                       By
                                            /s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)









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